EXHIBIT 99.1

Report of Independent Auditors

To the Board of Directors of BreitBurn GP, LLC

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of BreitBurn GP, LLC (the “General Partner”) and its subsidiaries at December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the General Partner’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Los Angeles, CA
July 18, 2008

BreitBurn GP, LLC and Subsidiaries
Consolidated Balance Sheet

December 31,
Thousands of dollars	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,929
Accounts receivable	44,202
Non-hedging derivative instruments (note 12)	948
Related party receivables (note 8)	35,568
Inventory (note 6)	5,704
Prepaid expenses	2,083
Intangibles - current portion (note 4)	3,169
Other current assets	160
Total current assets	97,763
Equity investments	15,645
Property, plant and equipment
Oil and gas properties (note 4)	1,910,941
Non-oil and gas assets (note 4)	568
1,911,509
Accumulated depletion and depreciation	(47,022)
Net property, plant and equipment	1,864,487
Other long-term assets
Intangibles (note 4)	3,228
Other long-term assets	5,433

Total assets	$1,986,556
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$13,910
Book overdraft	1,920
Non-hedging derivative instruments (note 12)	35,172
Revenue distributions payables	21,266
Related party payables (note 8)	10,137
Accrued liabilities and other current liabilities	8,279
Total current liabilities	90,684
Long-term debt (note 9)	370,400
Long-term related party payables (note 8)	1,532
Deferred income taxes (note 5)	3,074
Asset retirement obligation (note 10)	27,819
Non-hedging derivative instruments (note 12)	65,695
Other long-term liability	2,000
Total liabilities	561,204
Minority interests (note 18)	1,424,327
Commitments and contingencies (note 14)
Members' equity (note 11)	1,025
Total liabilities and members' equity	$1,986,556

See accompanying notes to consolidated balance sheet.

Notes to Consolidated Financial Statements

1. Organization and Operations

BreitBurn GP, LLC (“BreitBurn GP” or the “General Partner”) is a Delaware limited liability company formed on March 23, 2006 for the purpose of becoming the general partner of BreitBurn Energy Partners L.P. (the “Partnership”). The Partnership was formed on the same date to acquire properties (the “Partnership Properties”) from its predecessor, BreitBurn Energy Company, L.P (the “Predecessor” or “BreitBurn Energy”). The Partnership engages in the acquisition, development, and production of oil and natural gas properties and conducts its operations through its wholly-owned subsidiaries BreitBurn Operating L.P. (“OLP”) and OLP’s general partner BreitBurn Operating GP, LLC (“OGP”). References in this filing to “we,” “our,” “us” or like terms refer to the General Partner, BreitBurn GP, LLC.

On October 10, 2006, the Partnership completed its initial public offering of 6,000,000 common units representing limited partner interests in the Partnership (“Common Units”) at $18.50 per unit, or $17.205 per unit after payment of the underwriting discount. Total proceeds from the sale of the Common Units in the initial public offering were $111 million, before underwriting discounts and offering costs, of approximately $7.8 million and $4.1 million, respectively. The Partnership used the net proceeds of $99.1 million to make distributions of $62.6 million to Provident Energy Trust (“Provident”) and BreitBurn Energy Corporation (“BreitBurn Corporation”) and to repay $36.5 million in assumed indebtedness. The historical relationship between the Predecessor, Provident and BreitBurn Corporation is further discussed under the caption “BreitBurn Energy Company L.P.” included elsewhere in this note. On November 1, 2006, the underwriters exercised their option to purchase an additional 900,000 Common Units to cover over-allotments in the initial public offering. The sale to cover over-allotments was at the initial public offering price of $18.50 per unit, less the underwriting discount, and closed on November 6, 2006. The Partnership used the net proceeds of approximately $15.5 million from the exercise of the underwriters’ over-allotment option to redeem 900,000 Common Units in the aggregate owned by Provident’s two indirect wholly-owned subsidiaries, Pro GP Corp. (“Pro GP”) and Pro LP Corp. (“Pro LP”), and BreitBurn Corporation. Following redemption, those Common Units were cancelled.

Additionally, on October 10, 2006:

The Partnership entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”). Immediately prior to the closing of the offering, the following transactions, among others, occurred pursuant to the Contribution Agreement:

▪	BreitBurn Energy conveyed to OLP its interests in the Partnership Properties along with its stock in three subsidiaries and OLP assumed $36.5 million of indebtedness;

▪	BreitBurn Energy distributed its interest in OGP and its limited partner interest in OLP to Pro GP, Pro LP and BreitBurn Corporation in proportion to their ownership interests in BreitBurn Energy;

▪
Pro GP, Pro LP and BreitBurn Corporation conveyed a 0.01 percent, 1.90 percent and 0.09 percent, respectively, interest in OLP to us in exchange for a 0.40 percent, 95.15 percent and 4.45 percent, respectively, member interest in us;

▪	We conveyed the interest in OLP to the Partnership in exchange for a continuation of its 2 percent general partner interest in the Partnership; and

▪
Pro GP, Pro LP and BreitBurn Corporation conveyed their remaining interests in OLP and OGP to the Partnership in exchange for (a) an aggregate of 15,975,758 Common Units representing limited partner interests, equal to a 71.24 percent limited partner interest in the Partnership, and (b) received approximately $62.6 million, as a distribution of the initial public offering proceeds, to reimburse them for certain capital expenditures made directly by them or through BreitBurn Energy.

The following table presents the net assets conveyed by BreitBurn Energy to the Partnership immediately prior to the closing of the offering including the debt assumption:

Thousands of dollars	October 10, 2006
Cash and cash equivalents	$16
Accounts receivable—trade	4,225
Non-hedging derivative instruments	4,007
Prepaid expenses and other current assets	459
Non-hedging derivative instruments - non-current	1,235
Property and equipment, net	183,456
Other assets	174
Total assets	$193,572

Accounts payable	$897
Accounts payable—affiliates	5,237
Accrued expenses and other current liabilities	328
Long-term debt	36,500
Deferred income taxes	4,343
Asset retirement obligation Total liabilitiesNet assets	7,456
Total liabilities	$54,761
Net assets	$138,811

The transfer of ownership of assets from the Predecessor to the Partnership was recorded at historical costs in accordance with Emerging Issues Task Force (“EITF”) Issue No. 87-21, “Change in Accounting Basis in Master Limited Partnership Transactions.”

On May 24, 2007, the Partnership sold 4,062,500 Common Units in a private placement at $32.00 per unit, resulting in proceeds of approximately $130 million. The net proceeds of this private placement were used to acquire certain interests in oil leases and related assets from Calumet Florida L.L.C. and to reduce indebtedness under its credit facility. On May 25, 2007, the Partnership sold 2,967,744 Common Units in a private placement at $31.00 per unit, resulting in proceeds of approximately $92 million. The net proceeds of this private placement were partially used to acquire a 99 percent limited partner interest from TIFD X-III LLC.

On November 1, 2007, the Partnership sold 16,666,667 Common Units, at $27.00 per unit in a third private placement and additionally issued 21,347,972 Common Units to Quicksilver Resources Inc. (“Quicksilver”) as partial consideration in exchange for the assets and equity interests acquired from Quicksilver.

The Partnership used the proceeds from these various private placements to fund its acquisition activity (see Note 4 -Acquisitions).

As of December 31, 2007, the public unitholders, the institutional investors in the Partnership’s private placements and Quicksilver owned 77.51 percent of the Common Units. Provident and BreitBurn Corporation collectively owned 15,075,758 Common Units, representing a 22.49 percent limited partner interest. In addition, Provident and BreitBurn Corporation owned 100 percent of us, which represented 0.66473 percent general partner interest in the Partnership.

2. Summary of Significant Accounting Policies

Principles of consolidation

As prescribed in Emerging Issues Task Force (“EITF”) No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, we are including the Partnership in the accompanying Consolidated Balance Sheet. The public unitholders’ interest and the interests of the other limited partners are reflected as minority interests (see Note 18 - Minority Interests). The effects of all intercompany transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements are based on a number of significant estimates including oil and gas reserve quantities, which are the basis for the calculation of depletion, depreciation, amortization, asset retirement obligations and impairment of oil and gas properties.

The Partnership accounts for business combinations using the purchase method, in accordance with SFAS No. 141 Accounting for Business Combinations. The Partnership uses estimates to record the assets and liabilities acquired. The Partnership will finalize purchase price allocations within one year from the acquisition date.

Basis of Presentation

Our financial statements are prepared in conformity with U.S. generally accepted accounting principles.

Business segment information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Segment reporting is not applicable because the Partnership’s oil and gas operating areas have similar economic characteristics and meet the criteria for aggregation as defined in SFAS No. 131. The Partnership acquires, exploits, develops and explores for and produces oil and natural gas in the United States. Corporate management administers all properties as a whole rather than as discrete operating segments. Operational data is tracked by area; however, financial performance is measured as a single enterprise and not on an area-by-area basis. Allocation of capital resources is employed on a project-by-project basis across the Partnership’s entire asset base to maximize profitability without regard to individual areas.

Revenue recognition

Revenues associated with sales of crude oil and natural gas owned by the Partnership are recognized when title passes from the Partnership to its customer. Revenues from properties in which the Partnership has an interest with other partners are recognized on the basis of the Partnership’s working interest (‘‘entitlement’’ method of accounting). The Partnership generally markets most of its natural gas production from its operated properties and pays its partners for their working interest shares of natural gas production sold. As a result, the Partnership has no material natural gas producer imbalance positions.

Cash and cash equivalents

The Partnership considers all investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

The Partnership’s accounts receivable are primarily from purchasers of crude oil and natural gas. Crude oil receivables are generally collected within 30 days after the end of the month. Natural gas receivables are generally collected within 60 days after the end of the month. The Partnership reviews all outstanding accounts receivable balances and records a reserve for amounts that it expects will not be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. At December 31, 2007, the Partnership did not carry an allowance for doubtful accounts receivable.

Inventory

Oil inventories are carried at the lower of cost to produce or market price. The Partnership matches production expenses with crude oil sales. Production expenses associated with unsold crude oil inventory are recorded as inventory.

Investments in Equity Affiliates

Income from equity affiliates is included as a component of operating income, as the operations of these affiliates are associated with the processing and transportation of the Partnership’s natural gas production.

Property, plant and equipment

Oil and gas properties

The Partnership follows the successful efforts method of accounting. Lease acquisition and development costs (tangible and intangible) incurred, including internal acquisition costs, relating to proved oil and gas properties are capitalized. Delay and surface rentals are charged to expense as incurred. Dry hole costs incurred on exploratory wells are expensed. Dry hole costs associated with developing proved fields are capitalized. Geological and geophysical costs related to exploratory operations are expensed as incurred.

Upon sale or retirement of proved properties, the cost thereof and the accumulated depletion, depreciation and amortization (“DD&A”) are removed from the accounts and any gain or loss is recognized in the statement of operations. Maintenance and repairs are charged to operating expenses. DD&A of proved oil and gas properties, including the estimated cost of future abandonment and restoration of well sites and associated facilities, are computed on a property-by-property basis and recognized using the units-of-production method net of any anticipated proceeds from equipment salvage and sale of surface rights. Other gathering and processing facilities are recorded at cost and are depreciated using straight line, generally over 20 years.

Non-oil and gas assets

Buildings and non-oil and gas assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from 3 to 30 years.

Oil and natural gas reserve quantities

Reserves and their relation to estimated future net cash flows impact the Partnership’s depletion and impairment calculations. As a result, adjustments to depletion are made concurrently with changes to reserve estimates. The Partnership discloses reserve estimates, and the projected cash flows derived from these reserve estimates, in accordance with SEC guidelines. The independent engineering firms adhere to the SEC definitions when preparing their reserve reports.

Asset retirement obligations

The Partnership has significant obligations to plug and abandon oil and natural gas wells and related equipment at the end of oil and natural gas production operations. The computation of the Partnership’s asset retirement obligations (“ARO”) is prepared in accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) No. 143, Accounting for Asset Retirement Obligations. This accounting standard applies to the fair value of a liability for an asset retirement obligation that is recorded when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. Over time, changes in the present value of the liability are accreted and expensed. The capitalized asset costs are depreciated over the useful lives of the corresponding asset. Recognized liability amounts are based upon future retirement cost estimates and incorporate many assumptions such as: (1) expected economic recoveries of crude oil and natural gas, (2) time to abandonment, (3) future inflation rates and (4) the risk free rate of interest adjusted for the Partnership’s credit costs. Future revisions to ARO estimates will impact the present value of existing ARO liabilities and corresponding adjustments will be made to the capitalized asset retirement costs balance.

Impairment of assets

Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written-down to estimated fair value in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” as amended. Under SFAS 144, a long-lived asset is tested for impairment when events or circumstances indicate that its carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset is recognized. Fair value is generally determined from estimated discounted future net cash flows. For purposes of performing an impairment test, the undiscounted cash flows are forecast using five-year NYMEX forward strip prices at the end of the period and escalated thereafter at 2.5 percent and the associated future net cash flows are discounted using a rate of approximately ten percent. The reserves are calculated based upon reports from third-party engineers adjusted for acquisitions or other changes occurring during the year as determined to be appropriate in the good faith judgment of management.

The Partnership assesses its oil and gas properties generally on a field-by-field basis where applicable. The Partnership did not record an impairment charge in 2007.

Debt issuance costs

The costs incurred to obtain financing have been capitalized. Debt issuance costs are amortized using the straight-line method over the term of the related debt. Use of the straight-line method does not differ materially from the “effective interest” method of amortization.

Stock-based compensation

We have no employees. We manage the Partnership, and our executive officers are employees of BreitBurn Management Company LLC (“BreitBurn Management”). We have entered into an Administrative Services Agreement with BreitBurn Management pursuant to which it operates the Partnership’s assets and performs other administrative services. Under the Administrative Services Agreement, the Partnership reimburses BreitBurn Management for all direct and indirect expenses it incurs in connection with the services it performs including incentive compensation and other equity-based compensation amounts paid to executive officers.

BreitBurn Management has various forms of equity-based compensation outstanding under employee compensation plans that are described more fully in Note 13. The Partnership applies the fair value recognition of compensation expense in accordance with the provisions of SFAS No. 123 (revised 2004), Share Based Payments. The Partnership recognized these compensation costs on a graded-vesting method. Under the graded-vesting method a company recognizes compensation cost over the requisite service period for each separately vesting tranche of the award as though the award was, in substance, multiple awards.

Awards classified as equity are valued on the grant date and are recognized as compensation expense over the vesting period.

Fair market value of financial instruments

The carrying amounts of the Partnership’s cash, accounts receivable, accounts payable, and accrued expenses, approximate their respective fair value due to the relatively short term of the related instruments. The carrying amount of long-term debt approximates fair value; however, changes in the credit markets at year-end may impact the Partnership’s ability to enter into future credit facilities at similar terms.

Accounting for business combinations

The Partnership accounts for all business combinations using the purchase method, in accordance with SFAS No. 141, Accounting for Business Combinations. Under the purchase method of accounting, a business combination is accounted for at a purchase price based upon the fair value of the consideration given, whether in the form of cash, assets, stock or the assumption of liabilities. The assets and liabilities acquired are measured at their fair values, and the purchase price is allocated to the assets and liabilities based upon these fair values. The excess of the fair value of assets acquired and liabilities assumed over the cost of an acquired entity, if any, is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to certain acquired assets. The Partnership has not recognized any goodwill from any business combinations.

Concentration of credit risk

The Partnership maintains its cash accounts primarily with a single bank and invests cash in money market accounts, which the Partnership believes to have minimal risk. As operator of jointly owned oil and gas properties, the Partnership sells oil and gas production to U.S. oil and gas purchasers and pays vendors on behalf of joint owners for oil and gas services. The risk of nonpayment by the purchasers or joint owners is considered minimal.

Derivatives

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Partnership’s balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income, to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No.133, is recognized immediately in earnings. Gains and losses on derivative instruments not designated as hedges are currently included in earnings. The resulting cash flows are reported as cash from operating activities.

Income taxes

The Partnership’s subsidiaries are mostly partnerships or limited liability companies treated as partnerships for federal tax purposes with essentially all taxable income or loss being passed through to the members. As such, no federal income tax for these entities has been provided.

The Partnership has two wholly owned subsidiaries, which are Subchapter C-corporations that are subject to corporate income taxes. The Partnership accounts for the taxes associated with these entities in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are recorded under the asset and liability method. Deferred income tax assets and liabilities are computed for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

3.  Accounting Pronouncements

SFAS No. 157, Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements but would apply to assets and liabilities that are required to be recorded at fair value under other accounting standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 12, 2007. In February 2008, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. Effective January 1, 2008, the Partnership adopted SFAS No. 157, as amended by FSP 157-2. Adoption of SFAS No. 157 has not had a material impact on the Partnership’s results from operations or financial position.

SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FAS 115” (“SFAS No. 159”). In February 2007, the FASB issued SFAS No. 159 which allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value in situations in which they are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. The provisions of SFAS No. 159 became effective for the Partnership on January 1, 2008. We have elected not to adopt the fair value option allowed by SFAS No. 159, and, therefore, it has no impact on our financial position, results from operations or cash flows.

SFAS No. 141(revised 2007) “Business Combinations” (“SFAS No. 141R”). In December 2007, the FASB issued SFAS No. 141R which replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. The Partnership does not expect the adoption of SFAS No. 141R to have a material impact on its financial position, results of operations or cash flows.

SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” (“SFAS No. 160”). In December 2007, the FASB issued SFAS No. 160) which requires that accounting and reporting for minority interests be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 160 is not expected to have a material impact on the Partnership’s results from operations or financial position.

SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS No. 161”). In March 2008, the FASB issued SFAS No. 161 which requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under Statement 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 has the same scope as Statement 133, and, accordingly, applies to all entities. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. This statement will require the additional disclosures detailed above.

FSP 142-3, Determination of the Useful Life of Intangible Assets. In April 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position 142-3 (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), “Business Combination” and other U.S. generally accepted accounting principles. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Partnership does not expect the adoption of FSP 142-3 to have a material impact on its financial position, results of operations or cash flows.

SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). In May 2008, the FASB issued SFAS No. 162 which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of SFAS No. 162 is not expected to have a material impact on our results from operations or financial position.

4. Acquisitions

On January 23, 2007, the Partnership completed the purchase of certain oil and gas properties, known as the “Lazy JL Field” in the Permian Basin of Texas, including related property and equipment. The purchase price for the Lazy JL Field acquisition was approximately $29.0 million in cash, and was financed through borrowings under the Partnership’s revolving credit facility. The transaction was accounted for using the purchase method in accordance with SFAS No. 141 and was effective January 1, 2007. The purchase price was allocated to the assets acquired and liabilities assumed as follows:

Thousands of dollars
Oil and gas properties	$29,233
Current assets	2
Asset retirement obligation	$(206)
29,029

In March 2007, the Partnership completed the purchase of certain oil and gas properties in California for approximately $1.0 million in cash.

In April 2007, the Partnership completed the purchase of additional interests in a certain oil and gas property in Wyoming for approximately $0.9 million in cash.

On May 24, 2007, OLP entered into an Amended and Restated Asset Purchase Agreement with Calumet Florida, L.L.C. (“Calumet”), to acquire certain interests in oil leases and related assets located along the Sunniland Trend in South Florida through the acquisition of a limited liability company that owned all of the purchased assets (the “Calumet Acquisition” or “Calumet Properties”). The Calumet Properties are comprised of five separate oil fields, one 23-mile pipeline serving one field, one storage terminal and rights in a shipping terminal. The transaction closed on May 24, 2007. The purchase price was $100 million with an effective date of January 1, 2007. After adjustments for costs and revenues for the period between the effective date and the closing, including interest paid to the seller and after taking into account approximately 218,000 barrels of crude oil held in storage as of the closing date, and including acquisition related costs, the Partnership’s purchase price was approximately $109.5 million. The acquisition was financed through the Partnership’s sale of Common Units through a private placement (see Note 11 for additional information on the private placement). The acquiring subsidiary is a partnership and thus no deferred taxes were recognized for this transaction. The purchase price of $109.5 million, including approximately $0.4 million in acquisition costs was allocated to the assets acquired and liabilities assumed as follows:

Thousands of dollars
Inventories	$10,533
Current assets	23
Intangible assets	3,377
Oil and gas properties	100,104
Asset retirement obligation	(3,843)
Other current liabilities	(729)
$109,465

The purchase price allocation is based on discounted cash flows, quoted market prices and estimates made by management, the most significant assumptions related to the estimated fair values assigned to oil and gas properties with proved reserves. To estimate the fair values of these properties, estimates of oil and gas reserves were prepared by management in consultation with independent engineers. The Partnership applied estimated future prices to the estimated reserve quantities acquired, and estimated future operating and development costs, to arrive at estimates of future net revenues. For estimated proved reserves, the future net revenues were discounted using a rate of approximately 10 percent. There were no estimated quantities of hydrocarbons other than proved reserves allocated in the purchase price of the Calumet Acquisition. The purchase price included the fair value attributable to the oil inventories held in storage at the closing date. The Partnership assumed certain crude oil sales contracts for the remainder of 2007 and for 2008 through 2010. An intangible asset was established to value the portion of the crude oil contracts that were above market at closing in the purchase price allocation. Realized gains or losses from these contracts will be recognized as part of oil sales and the intangible asset will be amortized over the life of the contracts.

On May 25, 2007, OLP entered into a Purchase and Sale Agreement with TIFD X-III LLC (“TIFD”), pursuant to which it acquired TIFD’s 99 percent limited partner interest in BreitBurn Energy Partners I, L.P. (“BEPI”) for a total purchase price of approximately $82 million (the “BEPI Acquisition”). BEPI owns properties in the East Coyote and Sawtelle Fields in the Los Angeles Basin in California. The general partner of BEPI is an affiliate of the general partner of the Partnership in which the Partnership has no ownership interest. As part of the transaction, BEPI distributed to an affiliate of TIFD a 1.5 percent overriding royalty interest in the oil and gas produced by BEPI from the two fields. The burden of the 1.5 percent override will be borne solely through the Partnership’s interest in BEPI. In connection with the acquisition, the Partnership also paid approximately $10.4 million to terminate existing hedge contracts related to future production from BEPI.

The BEPI Acquisition, including the termination of existing hedge contracts, was financed through the Partnership’s sale of Common Units in a private placement (see Note 11 for additional information on the private placement). The acquiring subsidiary is a partnership and thus no deferred taxes were recognized for this transaction. The Partnership allocated the purchase price of $92.5 million including approximately $0.1 million in acquisition costs to the assets acquired and liabilities assumed as follows:

Thousands of dollars
Current assets	$2,813
Oil and gas properties	92,980
Current liabilities	(2,281)
Asset retirement obligation	(582)
Other	$(398)
92,532

The purchase price allocation is based on discounted cash flows, quoted market prices and estimates made by management, the most significant assumptions related to the estimated fair values assigned to oil and gas properties with proved reserves. To estimate the fair values of these properties, estimates of oil and gas reserves were prepared by management in consultation with independent engineers. The Partnership applied estimated future prices to the estimated reserve quantities acquired, and estimated future operating and development costs, to arrive at estimates of future net revenues. For estimated proved reserves, the future net revenues were discounted using a rate of approximately ten percent. There were no quantities of hydrocarbons other than proved reserves identified with the BEPI Acquisition.

On November 1, 2007, the Partnership completed the acquisition of certain assets (the “QRI Assets”) and equity interests (the “Equity Interests”) in certain entities from Quicksilver Resources Inc. (“Quicksilver” or “QRI”) in exchange for $750 million in cash and 21,347,972 Common Units (the “Quicksilver Acquisition”). The issuance of Common Units to QRI was made in reliance upon an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. Pursuant to the terms and conditions of the Contribution Agreement entered into by OLP and QRI, dated as of September 11, 2007 (the “Contribution Agreement”), OLP completed the Quicksilver Acquisition. OLP acquired all of QRI’s natural gas, oil and midstream assets in Michigan, Indiana and Kentucky. The midstream assets in Michigan, Indiana and Kentucky consist of gathering, transportation, compression and processing assets that transport and process the Partnership’s production and third party gas.

The preliminary purchase price allocations are based on preliminary reserve reports, quoted market prices and estimates by management. To estimate the fair values of acquired oil and gas reserves, the Partnership utilized the reserve engineers’ estimates of oil and natural gas proved reserves to arrive at estimates of future cash flows net of operating and development costs. The estimated future net cash flows were discounted using a rate of approximately ten percent. An independent firm was retained to review the Partnership’s valuation process and the firm concluded the Partnership’s cash flow analysis is reasonable. The firm also assisted the Partnership in a preliminary valuation review of the acquired fixed assets including gas plants, pipelines and compression facilities. Included in the purchase price allocation is a $5.2 million intangible asset related to retention bonuses. In connection with the acquisition, the Partnership entered into an agreement with QRI which provides for QRI to fund retention bonuses payable for 139 retained employees from QRI in the event these employees remain continuously employed by the Partnership from November 1, 2007 through November 1, 2009 or in the event of termination without cause, disability or death.

The Partnership’s preliminary purchase price allocation including approximately $9.1 million of acquisition costs is presented below:

Thousands of dollars
Current assets	$9,461
Investment	15,476
Intangible asset	5,193
Oil and gas properties - proved	1,186,173
Oil and gas properties - unproved	213,344
Pipelines and processing facilities	48,810
Current liabilities	(5,293)
Asset retirement obligation	(8,248)
Environmental liability	(2,000)
$1,462,916

The preliminary purchase price allocation is subject to final closing adjustments and determination of tangible assets related to wells and facilities. As the Partnership has more access to the QRI Assets’ operating and financial data, there could be changes in valuation of the acquired assets and liabilities. The Partnership will finalize the purchase price allocation within one year of the acquisition date.

In December 2007, the Partnership acquired an additional interest in an oil and gas field located in Michigan for approximately $3.4 million.

5. Income Taxes

The Partnership is a limited liability company and as it and most of its subsidiaries are partnerships or limited liability companies, it is treated as a partnership for federal and state income tax purposes. Essentially all of the Partnership’s taxable income or loss, which may differ considerably from the net income or loss reported for financial reporting purposes, is passed through to the federal income tax returns of its members. As such, no federal income tax for these entities has been provided for in the financial statements. State income tax expenses are recorded for certain operations that are subject to state taxation in various states. However, the Partnership has two wholly owned subsidiaries, which are Subchapter C-corporations, as defined in the Internal Revenue Code that are subject to federal and state income taxes.

At December 31, 2007, net deferred tax liability was approximately $3.1 million. The deferred tax liability primarily consisted of the tax effect of book and tax basis difference of certain assets and liabilities and the deferred tax asset for net operating loss carry forwards. Management expected to fully utilize $2.1 million of estimated unused operating loss carry forwards to offset future taxable income. As such, no valuation allowance was needed for the deferred tax asset at December 31, 2007.

Thousands of dollars	December 31, 2007
Deferred tax assets:
Net operating loss carryforwards	$726
Asset retirement obligation	428
Unrealized hedge loss	1,104
Other	74
Deferred tax liabilities:
Depreciation, depletion and intangible drilling costs	(5,356)
Other	(50)
Net deferred tax liability	$(3,074)

New Accounting Pronouncement

Effective January 1, 2007, the Partnership implemented FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. A company can only recognize the tax position in the financial statements if the position is more-likely-than-not to be upheld on audit based only on the technical merits of the tax position. This accounting standard also provides guidance on thresholds, measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial-statement comparability among different companies.

The Partnership performed evaluations as of January 1, 2007 and December 31, 2007 and concluded that there were no uncertain tax positions requiring recognition in its financial statements. The adoption of this standard did not have an impact on the Partnership’s financial position.

6. Crude Oil Inventory

The Partnership, through its Calumet Acquisition (see Note 4 - Acquisitions), had oil inventories at December 31, 2007. Oil inventories are carried at the lower of cost to produce or market price. Inventories purchased through the Calumet Acquisition (see Note 4) were $10.5 million, which were sold and charged to the consolidated statement of operations as inventory cost. After May 24, 2007, inventory additions were recorded at cost and represent the Partnership’s production costs. Crude oil sales are a function of the number and size of crude oil shipments in each quarter and thus crude oil sales do not always coincide with volumes produced in a given quarter. The following table shows the detail of the inventory value reflected on the consolidated balance sheet at December 31, 2007.

Thousands of dollars
Beginning inventory (Acquisition -May 24, 2007)	$10,533
Cost of sales - purchased inventory	(10,533)
Production costs including associated DD&A	4,278
Royalty owner share	1,237
Carrying amount, end of period	$5,515

7. Equity Investments

The Partnership had equity investments of $15.6 million at December 31, 2007. These investments are reported in the “Equity Investments” line caption on the consolidated balance sheet and represent investments in natural gas processing facilities. At December 31, 2007, the Partnership’s equity investments consisted primarily of a 24.5 percent interest in Wilderness Energy Services LP and a 25.5 percent interest in Wilderness Energy L.C., with a combined carrying value of $9.2 million. The remaining $6.4 million consisted of smaller interests in several other investments. All of these equity investments, except the joint venture interest in Seal Beach, were acquired through the Quicksilver Acquisition and are located in Michigan.

8. Related Party Transactions

We do not have any employees. We have entered into an Administrative Services Agreement with BreitBurn Management Company, LLC (“BreitBurn Management”), our asset manager and operator, pursuant to which it operates the Partnership’s assets and performs other administrative services for us. The Administrative Services Agreement requires that employees of BreitBurn Management (including the persons who are our executive officers) devote such portion of their time as may be reasonable and necessary for the operation of the Partnership’s business. The executive officers currently devote a majority of their time to our business, and we expect them to continue to do so for the foreseeable future.

In 2007, under the Administrative Services Agreement, the Partnership reimbursed BreitBurn Management for all direct and indirect expenses it incurred in connection with the services it performed (including salary, bonus, incentive compensation and other amounts paid to executive officers). To the extent that the services performed by BreitBurn Management benefited both the Partnership and BreitBurn Energy, the Partnership and BreitBurn Energy were each required to reimburse BreitBurn Management in proportion to the benefits each received. BreitBurn Management generally allocated the costs of the services of BreitBurn Management personnel providing services to both entities based on BreitBurn Management’s good-faith determination of actual time spent performing the services, plus expenses. For 2007, the allocation methodology was changed to reflect the fact that the most intense portion of the Partnership’s initial public offering startup was complete and a more balanced allocation of resources between the Partnership and BreitBurn Energy was expected. For 2007, BreitBurn Management allocated its expenses between the Partnership and BreitBurn Energy on the basis of which entity received the services to which specific expenses relate or, in instances where expenses relate to services provided for the benefit of both entities, by allocating 51 percent of such expenses to the Partnership and 49 percent of such expenses to BreitBurn Energy. This allocation split for 2007 was derived from a weighted average of three components that were forecasted for the Partnership and BreitBurn Energy: (i) the proportionate level of 2007 forecasted gross barrels of oil equivalents production; (ii) the proportionate level of 2007 forecasted operating expenses; and (iii) the proportionate level of 2007 forecasted capital expenditures. Because of the significant growth of the Partnership in 2007, BreitBurn Management reviewed the methodology utilized to allocate indirect costs in 2008 and calculated a percentage split for all indirect charges of 68 percent to the Partnership and 32 percent to BreitBurn Energy. In doing so, BreitBurn Management based the allocation on a detailed review of how individual employees would likely split their time between the Partnership and BreitBurn Energy. Time allocation data then was combined with projected compensation and payroll burden assumptions for each employee. In 2008, direct and indirect administrative and general expenses are projected to total 78 percent for the Partnership and 22 percent for BreitBurn Energy. In June, 2008, in connection with the Partnership’s purchase of Provident’s interests in the Partnership, BreitBurn Management and BreitBurn Energy agreed that BreitBurn Energy would pay a fixed monthly fee of $775,000 for indirect charges through December 31, 2008, which was calculated based on BreitBurn Energy continuing to pay 32% of the indirect charges.

Mr. Greg L. Armstrong, a former member of our board of directors, is the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC (“PAA”). Mr. Armstrong resigned from the board of directors effective March 26, 2008. In connection with the Partnership’s acquisition of assets in South Florida in May 2007, the seller assigned the Partnership certain crude oil sales contracts. The Partnership now sells all of the crude oil produced from its Florida properties to the original buyer under those contracts, Plains Marketing, L.P., a wholly-owned subsidiary of PAA. In 2007, these crude oil sales were approximately $26 million. At December 31, 2007, the current receivable from Plains Marketing, L.P. was $10.5 million.

At December 31, 2007, the Partnership had the following receivables and payables.

December 31,
Thousands of dollars	2007
Related party receivables
Plains Marketing	$10,481
Quicksilver	22,748
BreitBurn Energy Company	955
Other affiliated companies	1,384
Current related party receivables	$35,568
Related party payables
Provident	$928
BreitBurn Management	9,209
Current related party payables	10,137
BreitBurn Management	1,532
Long term related party payables	$1,532

During 2007, the Partnership incurred approximately $30.2 million in direct and indirect general and administrative expenses from BreitBurn Management, including accruals related to incentive compensation. The Partnership reimbursed BreitBurn Management $23.8 million under the Administrative Services Agreement during 2007. At December 31, 2007, the Partnership had a net short-term payable to BreitBurn Management of $9.2 million and a long-term payable of $1.5 million with both primarily relating to incentive compensation.

At December 31, 2007, the receivable from affiliated companies included receivables from BreitBurn Energy for oil and gas sales made on behalf of the Partnership from certain properties. In 2007, total oil and gas sales made on behalf of the Partnership for these properties were approximately $1.7 million.

At December 31, 2007, the net receivable from Quicksilver was approximately $22.7 million which reflected cash collections made on behalf of the Partnership net of advances. Through a transition services agreement, the Partnership paid Quicksilver $0.5 million for services related to accounting, land administration, and marketing for November and December 2007, which was included in general and administrative expenses on the consolidated statements of operations for the year ended December 31, 2007.

At December 31, 2007, the Partnership had a receivable of $1.3 million for a cash advance made to an equity affiliate. The cash advance was included in the purchase price allocation of the Quicksilver Acquisition (see Note 4 - Acquisitions).

At December 31, 2007, the Partnership had a payable to Provident of $0.9 million relating primarily to the management agreement and insurance costs that are handled by Provident on behalf of the Partnership.

Omnibus Agreement

We entered into an omnibus agreement (the “Omnibus Agreement”) with Provident and other affiliates dated October 10, 2006. The Omnibus Agreement addresses the following matters:

▪	the agreement of Provident to provide us with a right of first offer with respect to the sale by Provident and its affiliates of any of their upstream oil and gas properties in the United States;

▪
the agreement that we will have a preferential right over Provident to acquire any third party upstream oil and gas properties in the United States, including third party midstream or downstream assets, provided that related upstream oil and gas properties located in the United States constitute the predominant part of the assets included in the business opportunity; and

▪
the agreement that Provident will have a preferential right to acquire any third party midstream or downstream assets located in the United States, including third party upstream oil and gas properties located in the United States, provided that related midstream or downstream assets located in the United States constitute the predominant portion of the assets included within the business opportunity, or upstream oil and gas properties or midstream or downstream assets located outside the United States.

On June 17, 2008, the Omnibus Agreement was terminated in connection with the sale of Provident’s interests in the Partnership. See Note 19 for a discussion of the termination of the Omnibus agreement.

9. Long-Term Debt

On November 1, 2007, in connection with the Quicksilver Acquisition, OLP, as borrower, and the Partnership and its wholly owned subsidiaries, as guarantors, entered into a four year, $1.5 billion amended and restated revolving credit facility with Wells Fargo Bank, N.A., Credit Suisse Securities (USA) LLC and a syndicate of banks (the “Amended and Restated Credit Agreement”). The initial borrowing base of the Amended and Restated Credit Agreement was $700 million. Under the Amended and Restated Credit Agreement, borrowings were allowed to be used (i) to pay a portion of the purchase price for the Quicksilver Acquisition, (ii) for standby letters of credit, (iii) for working capital purposes, (iv) for general company purposes and (v) for certain permitted acquisitions and payments enumerated by the credit facility. Borrowings under the Amended and Restated Credit Agreement are secured by first-priority liens on and security interests in substantially all of the Partnership’s and certain of its subsidiaries’ assets, representing not less than 80 percent of the total value of their oil and gas properties. On June 17, 2008, the Amended and Restated Credit Agreement was amended and the borrowing base was increased to $900 million.

The Amended and Restated Credit Agreement contains (i) financial covenants, including leverage, current assets and interest coverage ratios, and (ii) customary covenants, including restrictions on the Partnership’s ability to: incur additional indebtedness; make certain investments, loans or advances; make distributions to unitholders or repurchase units if aggregated letters of credit and outstanding loan amounts exceed 90 percent of its borrowing base; make dispositions; or enter into a merger or sale of its property or assets, including the sale or transfer of interests in its subsidiaries.

The events that constitute an Event of Default (as defined in the Amended and Restated Credit Agreement) include: payment defaults; misrepresentations; breaches of covenants; cross-default and cross-acceleration to certain other indebtedness; adverse judgments against the Partnership in excess of a specified amount; changes in management or control; loss of permits; failure to perform under a material agreement; certain insolvency events; assertion of certain environmental claims; and occurrence of a material adverse effect. At December 31, 2007, the Partnership was in compliance with the credit facility’s covenants.

As of December 31, 2007, approximately $370.4 million in indebtedness was outstanding under the Amended and Restated Credit Agreement. At December 31, 2007, the interest rate was the Prime Rate of 7.625 percent on the Prime Debt portion of $3.4 million and the LIBOR rate of 6.595 percent on the LIBOR portion of $367.0 million.

In February 2008, Provident announced that it was undertaking a planning initiative process and, as part of that process, would seek to sell its Partnership limited partner interest and general partner interest holdings. On June 17, 2008, Provident sold its interests in the Partnership to the Partnership. See Note 19 within this report for a discussion of the sale.

10. Asset Retirement Obligation

The asset retirement obligation is based on the Partnership’s net ownership in wells and facilities and its estimate of the costs to abandon and reclaim those wells and facilities as well as its estimate of the future timing of the costs to be incurred. The total undiscounted amount of future cash flows required to settle asset retirement obligations for the Partnership was estimated to be $225.2 million at December 31, 2007. The increase from prior year is attributable to various acquisitions and increased cost estimates. Payments to settle asset retirement obligations occur over the operating lives of the assets, estimated to be from 2 to 48 years. In 2007, the Partnership had $0.4 million in settlements of the asset retirement obligation. Estimated cash flows have been discounted at the Partnership’s credit adjusted risk free rate of 7 percent and an inflation rate of 2 percent. Changes in the asset retirement obligation for the Partnership are presented in the following table:

At December 31,
Thousands of dollars	2007
Carrying amount, beginning of period	$10,253
Contribution from Predecessor	-
Liabilities settled in the current period	(367)
Revisions (1)	3,950
Acquisitions	12,955
Accretion expense	1,028
Carrying amount, end of period	$27,819
(1) Increased cost estimates and revisions to reserve life.

11. Partnership’s Equity & General Partner’s Equity

At December 31, 2007, the Partnership had 67,020,641 limited partner units outstanding. We held the economic equivalent of 448,485 limited partner units. In addition, the Partnership has 6,700,000 units authorized and 5,518,154 available for future grants under its equity-based compensation plans. On June 17, 2008, Provident sold its interests in the Partnership to the Partnership. See Note 19 for a discussion of the impact on Members’ Equity.

Private Placements – Partnership

On May 24, 2007, the Partnership sold 4,062,500 Common Units, at a negotiated purchase price of $32.00 per unit, to certain investors (the “Purchasers”). The Partnership used $108 million from such sale to fund the cash consideration for the Calumet Acquisition and the remaining $22 million of the proceeds was used to repay indebtedness under the Partnership’s credit facility. Most of the debt repaid was associated with the Partnership’s first quarter 2007 acquisition of certain properties in West Texas.

On May 25, 2007, the Partnership sold an additional 2,967,744 Common Units to the same Purchasers at a negotiated purchase price of $31.00 per unit. The Partnership used the proceeds of approximately $92 million to fund the BEPI Acquisition, including the termination of existing hedge contracts related to future production from BEPI.

On November 1, 2007, the Partnership sold 16,666,667 Common Units, at a negotiated purchase price of $27.00 per unit, to certain investors in a third private placement. The Partnership used the proceeds from such sale to fund a portion of the cash consideration for the Quicksilver Acquisition. Also on November 1, 2007, the Partnership issued 21,347,972 Common Units to Quicksilver as partial consideration for the Quicksilver Acquisition as a private placement.

In connection with the closing of these four private placements (the “Private Placements”), the Partnership entered into agreements with the Purchasers and Quicksilver to file shelf registration statements to register the Common Units sold or issued in the Private Placements and to use its commercially reasonable efforts to cause the registration statements to become effective with respect to the Common Units sold to the Purchasers and investors within 275 days of the applicable closing dates and, with respect to the Common Units issued to Quicksilver, within one year from November 1, 2007 (each a “Registration Deadline”). Quicksilver is prohibited from selling any of the Common Units issued to it prior to the first anniversary of November 1, 2007 or more than 50 percent of such Common Units prior to eighteen months after November 1, 2007. In addition, the agreements give the Purchasers and Quicksilver piggyback registration rights under certain circumstances. These registration rights are transferable to affiliates of the Purchasers and Quicksilver and, in certain circumstances, to third parties.

If the shelf registration statements are not effective by each Registration Deadline, then the Partnership must pay the Purchasers or Quicksilver, as the case may be, liquidated damages of 0.25 percent of the product of the purchase price (with respect to the Quicksilver set at $32.79) times the number of registrable securities held by the Purchasers per 30-day period for the first 60 days following such deadline. This amount will increase by an additional 0.25 percent of the product of the purchase price times the number of registrable securities held by the Purchasers per 30-day period for each subsequent 60 days, up to a maximum of 1.0 percent of the product of the purchase price times the number of registrable securities held by the Purchasers per 30-day period. The aggregate amount of liquidated damages the Partnership must pay will not exceed 10.0 percent of the aggregate purchase price for the units issued to Quicksilver and 1.0 percent of the aggregate purchase price for the third private placement, or approximately $74.5 million. Pursuant to the agreements for these private placements, the Partnership agreed to indemnify the Purchasers, Quicksilver and each of their respective officers, directors and other representatives against certain losses resulting from any breach of the Partnership’s representations, warranties or covenants contained therein. The Private Placements were made in reliance upon an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. A shelf registration statement for the Common Units sold on May 24 and May 25, 2007 became effective on February 14, 2008.

Cash Distributions

The Partnership agreement requires it to distribute all of its available cash quarterly. Available cash is cash on hand, including cash from borrowings, at the end of a quarter after the payment of expenses and the establishment of reserves for future capital expenditures and operational needs. The Partnership may fund a portion of capital expenditures with additional borrowings or issuances of additional units. The Partnership may also borrow to make distributions to unitholders, for example, in circumstances where the Partnership believes that the distribution level is sustainable over the long term, but short-term factors have caused available cash from operations to be insufficient to pay the distribution at the current level. The partnership agreement will not restrict its ability to borrow to pay distributions. The cash distribution policy reflects a basic judgment that unitholders will be better served by the Partnership distributing its available cash, after expenses and reserves, rather than retaining it.

As of December 31, 2007 we were entitled to 0.66 percent of all distributions made prior to the Partnership’s liquidation. Our 0.66 percent interest was at 2 percent at the end of 2006. The decrease reflected our election to not contribute capital to maintain its original 2 percent interest. We are not obligated to contribute a proportionate amount of capital to the Partnership to maintain our interest.

Distributions are not cumulative. Consequently, if distributions on Common Units are not paid with respect to any fiscal quarter at the initial distribution rate, the Partnership’s unitholders will not be entitled to receive such payments in the future.

Distributions are paid within 45 days of the end of each fiscal quarter to holders of record on or about the first or second week of each such month. If the distribution date does not fall on a business day, the distribution will be made on the business day immediately preceding the indicated distribution date.

The Partnership does not have a legal obligation to pay distributions at any rate except as provided in the partnership agreement. The Partnership’s distribution policy is consistent with the terms of its partnership agreement, which requires that it distributes all of its available cash quarterly. Under the partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from its business in excess of the amount of reserves we determine is necessary or appropriate to provide for the conduct of the business, to comply with applicable law, any of its debt instruments or other agreements or to provide for future distributions to its unitholders for any one or more of the upcoming four quarters. The partnership agreement provides that any determination made by us in capacity as general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or at equity.

On February 14, 2007, the Partnership paid a cash distribution in respect to the period from October 4, 2006 through December 31, 2006 of approximately $8.9 million to us and the common unitholders of record as of the close of business on February 5, 2007. The distribution that was paid to unitholders was prorated to $0.399 per Common Unit from the $0.4125 that the Partnership anticipated to pay for the full quarter, reflecting the reduced period of time from the first day of trading of the Partnership’s Common Units on October 4, 2006 through December 31, 2006. Our share of the distribution was $178,945.

On May 15, 2007, the Partnership paid a cash distribution in respect of its first quarter of operations in 2007 of approximately $9.3 million, or $0.4125 per Common Unit, to us and the common unitholders of record as of the close of business on May 7, 2007. Our share of the distribution was $185,000.

On August 14, 2007, the Partnership paid a cash distribution in respect of its second quarter of operations in 2007 of approximately $12.4 million, or $0.4225 per Common Unit, to us and the common unitholders of record as of the close of business on August 7, 2007. Our share of the distribution was $189,485.

On November 14, 2007, the Partnership paid a cash distribution of approximately $29.9 million, or $0.4425 per Common Unit, in respect of its third quarter of operations in 2007 to us and the common unitholders of record as of the close of business on November 12, 2007. Our share of the distribution was $198,455.

On February 14, 2008 and May 15, 2008, the Partnership paid cash distributions (see Note 19 – Subsequent Events).

On June 17, 2008, in connection with the sale of Provident’s interests in the Partnership, our economic interest in the Partnership was eliminated and, as such, we no longer receive distributions.

12. Financial Instruments

Fair Value of Financial Instruments

The Partnership’s commodity price risk management program is intended to reduce its exposure to commodity prices and to assist with stabilizing cash flow and distributions. From time to time, the Partnership utilizes derivative financial instruments to reduce this volatility. The Partnership’s hedging policy is to maintain a significant hedging position out a minimum of three years on base production. With respect to derivative financial instruments, the Partnership could be exposed to losses if a counter-party fails to perform in accordance with the terms of the contract. This risk is managed by diversifying the derivative portfolio among counterparties meeting certain financial criteria. In addition, the derivative instruments utilized by the Partnership are based on index prices that may and often do differ from the actual crude oil prices realized in its operations. These variations often result in a lack of adequate correlation to enable these derivative instruments to qualify for cash flow hedges under SFAS No. 133. Accordingly, during the periods presented, the Partnership did not account for its derivative instruments as cash flow hedges and instead recognized changes in the fair values in earnings.

The Partnership had the following contracts in place at December 31, 2007:

Year	Product	Volume	Terms (a)	Effective Period
2008	Crude Oil	2,875 Bbl/d	Swaps - average $67.72 per Bbl	January 1 - June 30
		1,115 Bbl/d	Swap - average $72.16 per Bbl	January 1 - December 31
		250 Bbl/d	Swap $71.24 per Bbl	July 1 - September 30
		525 Bl/d	Swaps - average $64.68 per Bbl	July 1 - December 31
		750 Bbl/d	Swaps - average $70.49 per Bbl	October 1 - December 31
		250 Bbl/d	Collar $66.00 (floor)/ $69.25 (Ceiling)	January 1 - June 30
		250 Bbl/d	Collar $66.00 (floor)/$71.50 (Ceiling)	January 1 - June 30
		425 Bbl/d	Participating Swap $60.00 per Bbl (76.1% participation above $60 floor)	January 1 - December 31
		2,500 Bbl/d	Participating Swap $60.00 per Bbl (53.3% participation above $60 floor)	July 1 - September 30
		250 Bbl/d	Participating Swap $70.00 per Bbl (61.8% participation above $70 floor)	July 1 - December 31
		2,000 Bbl/d	Participating Swap $60.00 per Bbl (58.7% participation above $60 floor)	October 1 - December 31
	Natural Gas	48,643 mmbtu/d	Swaps - $8.01 per mmbtu	January 1 - December 31
2009	Crude Oil	500 Bbl/d	Swaps - average $70.92 per Bbl	January 1 - March 31
		500 Bbl/d	Swap $72.25 per Bbl	April 1 - June 30
		1,464 Bbl/d	Swaps - average $68.24 per Bbl	January 1 - December 31
		500 Bbl/d	Swaps - average $71.24 per Bbl	October 1 - December 31
		210 Bbl/d	Collar $60.00 (floor)/$79.50 (Ceiling)	January 1 - December 31
		250 Bbl/d	Participating Swap $62.50 per Bbl (67.3% participation above $62.50 floor)	January 1 - December 31
		410 Bbl/d	Participating Swap $60.00 per Bbl (68.0% participation above $60 floor)	January 1 - December 31
		250 Bbl/d	Participating Swap $70.00 per Bbl (61.8% participation above $70 floor)	January 1 - December 31
		2,000 Bbl/d	Participating Swaps $60.00 per Bbl (Avg. 58.7 % participation above $60 floor)	January 1 - September 30
		250 Bbl/d	Participating Swap $60.00 per Bbl (70.0% participation above $60 floor)	October 1 - December 31
		1,000 Bbl/d	Participating Swaps $65.00 per Bbl (Avg. 52% participation above $65 floor)	October 1 - December 31
	Natural Gas	44,071 mmbtu/d	Swaps - $8.01 per mmbtu	January 1 - December 31
2010	Crude Oil	500 Bbl/d	Swaps - average $69.75 per Bbl	January 1 - March 31
		750 Bbl/d	Swaps - average $71.88 per Bbl	January 1 - June 30
		250 Bbl/d	Swaps - $71.60 per Bbl	July 1 - July 31
		792 Bbl/d	Swap - average $70.23 per Bbl	January 1 - December 31
		183 Bbl/d	Collar $60.00 (floor)/$79.25 (Ceiling)	January 1 - December 31
		250 Bbl/d	Participating Swap $70.00 per Bbl (61.8% participation above $70 floor)	January 1 - March 31
		500 Bbl/d	Participating Swap $65.00 per Bbl (50.0% participation above $65 floor)	January 1 - June 30
		250 Bbl/d	Participating Swap $60.00 per Bbl (70.0% participation above $60 floor)	January 1 - June 30
		250 Bbl/d	Participating Swap $62.50 per Bbl (56.2% participation above $62.50 floor)	January 1 - December 31
		933 Bbl/d	Participating Swap $60.00 per Bbl (59.0% participation above $60 floor)	January 1 - December 31
		500 Bbl/d	Participating Swap $70.00 per Bbl (37.3% participation above $70 floor)	April 1 - September 30
	Natural Gas	40,471 mmbtu/d	Swaps - $8.01 per mmbtu	January 1 - December 31
2011	Crude Oil	177 Bbl/d	Swap - $69.15 per Bbl	January 1 - December 31
		177 Bbl/d	Collar $60.00 (floor)/$77.60 (Ceiling)	January 1 - December 31
		1,377 Bbl/d	Participating Swap $60.00 per Bbl (53.1% participation above $60 floor)	January 1 - December 31
2011	Natural Gas	40,400 mmbtu/d	Swaps - $8.01 per mmbtu	January 1 - March 31

(a) A participating swap is a single instrument which combines a swap and a call option with the same strike price

13. Stock and Other Valuation-Based Compensation Plans

We, along with the Partnership and its subsidiaries, do not have employees. We manage the Partnership, and our executive officers are employees of BreitBurn Management. The Partnership entered into an Administrative Services Agreement with BreitBurn Management. Under the Administrative Services Agreement, the Partnership reimburses BreitBurn Management all direct and indirect expenses it incurs in connection with the services it performs on behalf of the Partnership (including salary, bonus, certain incentive compensation and other amounts paid to executive officers and other employees).

Effective on the initial public offering date of October 10, 2006, BreitBurn Management adopted the existing Long Term Incentive Plan (BreitBurn Management LTIP) and the Unit Appreciation Rights Plan (UAR plan) of the Predecessor as previously amended. The Predecessor’s Executive Phantom Option Plan, Unit Appreciation Plan for Officers and Key Individuals (Founders Plan), and the Performance Trust Units awarded to the Chief Financial Officer during 2006 under the BreitBurn Management LTIP, were adopted by BreitBurn Management with amendments at the initial public offering date as described in the subject plan discussions below.

We may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. We also have the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to the requirements of the exchange upon which the Common Units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the rights or benefits of the participant without the consent of the participant. The plan will expire when units are no longer available under the plan for grants or, if earlier, its termination by us.

Stock Based Compensation

The Partnership applies SFAS No. 123 R, Share Based Payments, for its stock-based compensation awards. Awards classified as liabilities are revalued at each reporting period using the Black-Scholes option pricing model and changes in the fair value of the options are recognized as compensation expense over the vesting schedules of the awards. Awards classified as equity are valued on the grant date and are recognized as compensation expense over the vesting period. The majority of the option awards outstanding at year-end 2007 are liability-classified because the awards are settled in cash and they are indexed to either the Common Units or the Provident Trust Units. All of the liability-classified option awards are distribution-protected awards through either an Adjustment Ratio as defined in the plan or the holders receive cumulative distribution amounts upon vesting equal to the actual distribution amounts per Common Unit of the underlying notional Units. In the Black-Scholes option pricing model, the expected volatilities are based primarily on the historical volatility of Provident’s units for Provident indexed units and the Alerian MLP Index for Partnership indexed units. The Partnership and the Predecessor use historical data to estimate option exercises and employee terminations within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is based on historical exercise behavior and represents the period of time that options granted are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on U.S. Treasury rates. Due to the distribution protection provision of the plans, zero distribution yield is assumed in the pricing model; however, compensation cost is recognized based on the units adjusted for the Adjustment Ratio and for certain plans, it includes distribution amounts accumulated to the reporting date.

Executive Phantom Option Plan

Effective on the initial public offering date of October 10, 2006, the Phantom Options awarded to the Co-Chief Executive Officers during 2006, were adopted by BreitBurn Management and converted into three separate awards. The first award represented a one and one half percent interest with respect to the operations of the properties that were not transferred to the Partnership for the 2006 fiscal year. Its unit value was determined on the basis of an assessment of the valuation of the properties at the beginning of the fiscal period as compared to an assessment of the valuation of the properties at the end of the fiscal period plus distributions paid less a hurdle rate of eight percent. The second award represented a one and one half percent interest with respect to the operations of the properties that were transferred to the Partnership for the period of January 1, 2006 to the initial public offering date of October 10, 2006. Its unit value was determined on the basis of an assessment of the valuation of the properties at the beginning of the fiscal period as compared to the valuation of the properties at the end of the fiscal period as determined using the initial public offering price plus distributions paid less a prorated hurdle rate. The third award represented a one and one half percent interest with respect to the operations of the properties that were transferred to the Partnership for the period beginning on the initial public offering date of October 10, 2006 and ending on December 31, 2006. Its unit value was determined using the initial public offering price of $18.50 at October 10, 2006 as compared to the closing unit price of $24.10 on December 29, 2006 less a prorated hurdle rate. The Partnership records the compensation expense and related liability for the third award. All phantom options granted for each plan year were settled in cash before March 1 of the following year.

Pursuant to the employment agreements, the Co-Chief Executive Officers were each awarded 336,364 phantom option units at a grant price of $24.10 per unit under the executive phantom option plan. These phantom units, in late 2007, were cancelled and terminated in exchange for the right to receive a lump-sum payment of $2.4 million and 184,400 of Restricted Phantom Units (RPUs) at a grant price of $31.68 per unit, which has a fair value of $5.8 million. The Partnership payment was recorded to current related party payables on the consolidated balance sheet. The RPUs generally will vest and be paid in Common Units in three equal, annual installments on each anniversary date of the vesting commencement date of the award. They will receive distributions quarterly at the same rate payable to common unitholders immediately after grant. For detailed information on the RPUs, see discussions at the end of this note regarding “Restricted Phantom Units and Convertible Phantom Units.”

The RPUs are classified as equity awards. At December 31, 2007, the Partnership recognized $4.6 million for the award in the Partnership’s equity as deferred compensation.

Founders Plan

Under the Founders Plan, participants received unit appreciation rights which provide cash compensation in relation to the appreciation in the value of a specified number of underlying notional phantom units. The value of the unit appreciation rights was determined on the basis of a valuation of the Predecessor at the end of the fiscal period plus distributions during the period less the value of the Predecessor at the beginning of the period. The base price and vesting terms were determined by BreitBurn Management at the time of the grant. Outstanding unit appreciation rights vest in the following manner: one-third vest three years after the grant date, one-third vest four years after the grant date and one-third vest five years after the grant date and are subject to specified service requirements.

Effective on the initial public offering date of October 10, 2006, all outstanding unit appreciation rights under the Founders Plan were adopted by BreitBurn Management and converted into three separate awards. The first award represented 2.2 million unit appreciation rights at a weighted average grant price of $0.76 per unit with respect to the operations of the properties that were not transferred to the Partnership. The value of these unit appreciation rights at year-end 2006 was determined on the basis of an assessment of the valuation of the properties at the original grant date as compared to an assessment of the valuation of the properties at the end of the fiscal period plus distributions paid. The second award represented 309,570 unit appreciation rights at a weighted average grant price of $4.70 per unit with respect to the operations of the properties that were transferred to the Partnership for the period from the original date of grant to the initial public offering date of October 10, 2006. The value of the unit appreciation rights was determined on the basis of an assessment of the valuation of the properties at the original grant date as compared to the valuation of the properties at the end of the fiscal period as determined using the initial public offering price plus distributions paid. The first two awards are the responsibility of the Predecessor.

The third award represented 309,570 Partnership unit appreciation rights at a base price of $18.50 per unit with respect to the operations of the properties that were transferred to the Partnership for the period beginning on the initial public offering date of October 10, 2006. The award is liability-classified and is being charged to the Partnership as compensation expense over the remaining vesting schedule. The value of the outstanding Partnership unit appreciation rights was remeasured at December 31, 2007 using a Black-Scholes option pricing model with a market price of $28.90 per unit. The expected volatility ranged from 9 percent to 21 percent and has a weighted average volatility of 9.8 percent. The average risk free rate was approximately 3.3 percent. The expected option terms ranged from one half year to three and one half years. At December 31, 2007, the aggregate value of the vested and unvested unit appreciation rights was $4.0 million, and the vested portion of $3.0 million was recorded on the consolidated balance sheet.

The following table summarizes information about Appreciation Rights Units issued under the Founders Plan.

	December 31, 2007
	Number of	Weighted
	Appreciation	Average
	Rights Units	Exercise Price
Outstanding , beginning of period	305,570	$18.50
Exercised	(91,463)	18.50
Outstanding, end of period	214,107	$18.50

Exercisable, end of period	-	$-

BreitBurn Management LTIP and the Partnership LTIP

In September 2005, certain employees of the Predecessor were granted restricted units (RTUs) and/or performance units (PTUs), both of which entitle the employee to receive cash compensation in relation to the value of a specified number of underlying notional trust units indexed to Provident Energy Trust Units. The grants are based on personal performance objectives. This plan replaces the Unit Appreciation Right Plan for Employees and Consultants for the period after September 2005 and subsequent years. RTUs vest one third at the end of year one, one third at end of year two and one third at the end of year three after grant. In general, cash payments equal to the value of the underlying notional units are made on the anniversary dates of the RTU to the employees entitled to receive them. PTUs vest three years from the end of third year after grant and payout can range from zero to two hundred percent of the initial grant depending on the total return of the underlying notional units as compared to the returns of selected peer companies. The total return of the Provident Energy Trust unit is currently compared with the return of 25 selected Canadian trusts and funds. The Provident indexed PTUs granted in 2005 and 2006 entitle employees to receive cash payments equal to the market price of the underlying notional units. Under the Partnership’s LTIP, Partnership indexed PTUs were granted in 2007 and are payable in cash or may be paid in Common Units of the Partnership if elected at least 60 days prior to vesting by the grantees. The total return of the Partnership unit is compared with the return of 49 companies in the Alerian MLP Index for the payout multiplier. All of the grants are liability-classified. Underlying notional units are established based on target salary LTIP threshold for each employee. The awarded notional units are adjusted cumulatively thereafter for distribution payments through the use of an adjustment ratio. The estimated fair value associated with RTUs and PTUs is expensed in the statement of income over the vesting period.

The total liability recognized for units granted in 2005 and 2006 is divided between the Partnership and its Predecessor. The Partnership’s share of the aggregate liability under the BreitBurn Management LTIP was $6.6 million at December 31, 2007. The vested portion, as reflected on the consolidated balance sheet at December 31, 2007, was $2.8 million.

The following tables summarize information about the restricted/performance units granted in 2005 and 2006 including the parameters used in the Black-Scholes pricing model for all grants.

	At December 31, 2007
	PVE indexed units	Partnership indexed units
Expected Volatility	29%	9 - 14%
Weighted Average Volatility	29%	13.1%
Expected Term	1/2 -1 year	1 -2 years
Average Risk Free Rate	3.3%	3.1%
Market price per unit	$10	$28.90

	BreitBurn Management Company
	PVE indexed units
	Year Ended
	December 31, 2007
		Weighted
	Number of	Average
	Units	Grant Price
Outstanding , beginning of period	318,389	$10.82
Granted	-	-
Exercised	(36,203)	10.87
Cancelled	(14,484)	11.53
Outstanding, end of period	267,702	$10.77

Exercisable, end of period	-	$-

The following table summarizes information about the restricted/performance units granted in 2007.

	Partnership indexed units
	December 31, 2007
		Weighted
	Number of	Average
	Units	Grant Price
Outstanding , beginning of period	20,483	$21.67
Granted	91,834	24.10
Exercised	(98)	24.10
Cancelled	(3,502)	24.10
Outstanding, end of period	108,717	$23.64

Exercisable, end of period	-	$-

Unit Appreciation Right Plan

In 2004, the Predecessor adopted the Unit Appreciation Right Plan for Employees and Consultants (the ‘‘UAR Plan’’). Under the UAR Plan, certain employees of the Predecessor were granted unit appreciation rights (‘‘UARs’’). The UARs entitle the employee to receive cash compensation in relation to the value of a specified number of underlying notional trust units of Provident (‘‘Phantom Units’’). The exercise price and the vesting terms of the UARs were determined at the sole discretion of the Plan Administrator at the time of the grant. The UAR Plan was replaced with the BreitBurn Management LTIP at the end of September 2005. The grants issued prior to the replacement of the UAR Plan will fully vest in 2008.

UARs vest one third at the end of year one, one third at the end of year two and one third at the end of year three after grant. Upon vesting, the employee is entitled to receive a cash payment equal to the excess of the market price of Provident Energy Trust’s units (PVE units) over the exercise price of the Phantom Units at the grant date, adjusted for an additional amount equal to any Excess Distributions, as defined in the plan. The Predecessor settles rights earned under the plan in cash.

The total liability for the UAR plan is divided between the Partnership and its Predecessor. The Partnership’s share of the aggregate liability recognized on the consolidated balance sheet for the UAR Plan was approximately $0.4 million at December 31, 2007. In the Black-Scholes option pricing model for this plan, the expected volatility used was 29 percent and the risk rate was 3.3 percent. The expected option term is less than one half year.

The following table summarizes the information about UARs:

	BreitBurn Management Company
	PVE indexed units
	December 31, 2007
	Number of	Weighted
	Appreciation	Average
	Rights	Exercise Price

Outstanding , beginning of period	474,521	$8.41
Exercised	(316,183)	8.96
Cancelled	(4,015)	9.16
Outstanding, end of period	154,323	$9.65

Exercisable, end of period	115,003	$9.53

Director Performance Units

Effective with the initial public offering, the Partnership also made grants of Restricted Phantom Units in the Partnership to the non-employee directors of its General Partner. Each phantom unit is accompanied by a distribution equivalent unit right entitling the holder to an additional number of phantom units with a value equal to the amount of distributions paid on each Common Unit of the Partnership until settlement. Upon vesting, the majority of the phantom units will be paid in Common Units, except for certain directors’ awards which will be settled in cash. The unit-settled awards are classified as equity and the cash-settled awards are classified as liabilities. The estimated fair value associated with these phantom units is expensed in the statement of income over the vesting period. The accumulated compensation expense for unit-settled awards is reported in the Partnership’s equity and for cash-settled grants, it is reflected as a liability on the consolidated balance sheet.

As of December 31, 2008, the Partnership’s aggregate liability under the outstanding grants was $0.8 million and the vested portion of $0.3 million was recognized on the consolidated balance sheet.

The following table summarizes information about the Director Performance Units.

	December 31, 2007
	Number of	Weighted
	Performance	Average
	Units	Grant Price
Outstanding , beginning of period	20,026	$18.50
Granted	17,447	24.10
Outstanding, end of period	37,473	$21.11

Exercisable, end of period	-	$-

Restricted Phantom Units and Convertible Phantom Units

In connection with the changes to BreitBurn Management’s executive compensation program, the board of directors of the General Partner has approved two new types of awards under the Partnership LTIP, namely, Restricted Phantom Units (RPUs) and Convertible Phantom Units (CPUs). In December 2007, seven executives of the General Partner received 188,545 units of RPUs and 681,500 units of CPUs at a grant price of $30.29 per Common Unit. Each of the awards has the vesting commencement date of January 1, 2008. In November 2007, the Co-Chief Executive Officers also received 184,400 of Restricted Phantom Units (RPUs) at a grant price of $31.68 per Common Unit under the Partnership’s Long-Term Incentive Plan. Those executive officers received CPU grants because they are in the best position to influence the Partnership’s operating results and, therefore, the amount of distributions the Partnership makes to holders of its Common Units. As discussed below, payments under CPUs are significantly tied to the amount of distributions the Partnership makes to holders of its Common Units. As discussed further below, the number of CPUs ultimately awarded to each of these senior executives is based upon the level of distributions to common unitholders achieved during the term of the CPUs. The CPU grants vest over a longer-term period of up to five years. Therefore, these grants will not be made on an annual basis. New grants could be made at the board’s discretion at a future date after the present CPU grants have vested. A holder of an RPU is entitled to receive payments equal to quarterly distributions in cash at the time they are made. As a result, the Partnership believes that RPUs better incentivize holders of these awards to grow stable distributions for its common unitholders than do performance units.

Restricted Phantom Units (RPUs). RPUs are phantom equity awards that, to the extent vested, represent the right to receive actual partnership units upon specified payment events. RPUs generally vest in three equal, annual installments on each anniversary of the vesting commencement date of the award. In addition, each RPU is granted in tandem with a distribution equivalent right that will remain outstanding from the grant of the RPU until the earlier to occur of its forfeiture or the payment of the underlying unit, and which entitles the grantee to receive payment of amounts equal to distributions paid to each holder of an actual partnership unit during such period. RPUs that do not vest for any reason are forfeited upon a grantee’s termination of employment.

Convertible Phantom Units (CPUs). CPUs vest on the earliest to occur of (i) January 1, 2013, (ii) the date on which the aggregate amount of distributions paid to common unitholders for any four consecutive quarters during the term of the award is greater than or equal to $3.10 per Common Unit and (iii) upon the occurrence of the death or “disability” of the grantee or his or her termination without “cause” or for “good reason” (as defined in the holder’s employment agreement, if applicable). Unvested CPUs are forfeited in the event that the grantee ceases to remain in the service of BreitBurn Management.

Prior to vesting, a holder of a CPU is entitled to receive payments equal to the amount of distributions made by the Partnership with respect to each of the Common Units multiplied by the number of Common Unit equivalents underlying the CPUs at the time of the distribution. Initially, one Common Unit equivalent underlies each CPU at the time it was awarded to the grantee. However, the number of Common Unit equivalents underlying the CPUs increase at a compounded rate of 25 percent upon the achievement of each 5 percent compounded increase in the distributions paid by the Partnership to its common unitholders. Conversely, the number of Common Unit equivalents underlying the CPUs decrease at a compounded rate of 25 percent if the distributions paid by the Partnership to its common unitholders decreases at a compounded rate of 5 percent.

In the event that the CPUs vest on January 1, 2013 or because the aggregate amount of distributions paid to common unitholders for any four consecutive quarters during the term of the award is greater than $3.10 per Common Unit, the CPUs would convert into a number of Common Units equal to the number of Common Unit equivalents underlying the CPUs at such time (calculated based upon the aggregate amount of distributions made per Common Unit for the preceding four quarters).

In the event that CPUs vest due to the death or disability of the grantee or his or her termination without cause or good reason, the CPUs would convert into a number of Common Units equal to the number of Common Unit equivalents underlying the CPUs at such time, pro-rated based on when the death or disability occurred. First, the number of Common Unit equivalents would be calculated based upon the aggregate amount of distributions made per Common Unit for the preceding four quarters or, if such calculation would provide for a greater number of Common Unit equivalents, the most recently announced quarterly distribution level by the Partnership on an annualized basis. Then, this number would be pro rated by multiplying it by a percentage equal to:

▪	if such termination occurs on or before December 31, 2008, a percentage equal to 40 percent;
▪	if such termination occurs on or before December 31, 2009, a percentage equal to 60 percent;
▪	if such termination occurs on or before December 31, 2010, a percentage equal to 80 percent; and
▪	if such termination occurs on or after January 1, 2011, a percentage equal to 100 percent.

14. Commitments and Contingencies

Lease Rental Obligations

The Partnership has operating leases for office space and other property and equipment having initial or remaining noncancelable lease terms in excess of one year. The Partnership’s future minimum rental payments for operating leases at December 31, 2007 are presented below:

	Payments Due by Year
Thousands of dollars	2008	2009	2010	2011	2012	after 2012	Total
Operating leases	$251	$86	$-	$-	$-	$-	$337

As of December 31, 2007, under the Administrative Services Agreement, the Partnership reimbursed BreitBurn Management for a pro-rata amount of the expenditures made for office, vehicle and office equipment leases (see Note 8 – Related Party Transactions). The Partnership itself was not a party to those leases. Net rental payments allocated to the Partnership under non-cancelable operating leases were $0.4 million in 2007.

Surety Bonds and Letters of Credit

In the normal course of business, the Partnership has performance obligations that are secured, in whole or in part, by surety bonds or letters of credit. These obligations primarily cover self-insurance and other programs where governmental organizations require such support. These surety bonds and letters of credit are issued by financial institutions and are required to be reimbursed by the Partnership if drawn upon. At December 31, 2007, the Partnership had obtained various surety bonds for $7.6 million. At December 31, 2007, the Partnership had $0.3 million in letters of credit outstanding.

Other

The Partnership is involved in various lawsuits, claims and inquiries, most of which are routine to the nature of its business. In the opinion of management, the resolution of these matters will not have a material effect on the Partnership’s financial position, results of operations or liquidity.

For the Partnership’s newly acquired properties in Florida, there are a limited number of alternative methods of transportation for its production. Substantially all of the Partnership’s oil production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services for a reasonable fee could result in the Partnership having to find transportation alternatives, increased transportation costs, or involuntary curtailment of its oil production in Florida, which could have a negative impact on its future consolidated financial position, results of operations or cash flows.

In connection with the private placement of Common Units to finance the Quicksilver Acquisition, the Partnership agreed to file a shelf registration statement to register the Common Units it sold. If the shelf registration statement is not effective within 275 days after the closing of such private placement, then the Partnership must pay the Purchasers liquidated damages. The Partnership believes that it will be able to meet these requirements and does not expect to incur any damages. See the discussion under Note 11 regarding the Partnership’s responsibilities pertaining to the sale of its Common Units in the private placement.

15. Supplemental property tax billings

In accordance with paragraph 8 of SFAS No. 5, Accounting for Contingencies, the Predecessor has accrued the full amount of the supplemental property tax billings in its 2006 financial statements. This accrual increased property tax expense by $1.6 million (net of expected recoveries from working interest and mineral interest owners). In July 2006, the Predecessor filed an appeal with Los Angeles County challenging the reassessed values used in the supplemental property tax billings. In 2007, the appeal was withdrawn as the reassessment calculations for the properties fair values were determined to have been performed within acceptable limits and were in accordance with the regulations.

16. Retirement Plan

We have no employees, but through an Administrative Services Agreement with BreitBurn Management, BreitBurn Management is the employer. BreitBurn Management has a defined contribution retirement plan, which covers substantially all of its employees who have completed at least three months of service. The plan provides for BreitBurn Management to make regular contributions based on employee contributions as provided for in the plan agreement. Employees fully vest in BreitBurn Management’s contributions after five years of service. As of December 31, 2007, the Partnership and BreitBurn Energy were each allocated a portion of the matching contributions made by BreitBurn Management. For the year ended December 31, 2007, the matching contributions paid by the Partnership were $0.1 million.

17. Significant Customers

The Partnership sells oil, natural gas and natural gas liquids primarily to large domestic refiners of crude oil. For the year ended December 31, 2007, ConocoPhillips, Marathon Oil Company, and Plains marketing purchased approximately 20%, 24%, and 15%, respectively, of net production.

18. Minority Interests

As discussed in Note 2 under “Principles of Consolidation,” the public unitholders’ interest and the interests of the other limited partners are reflected as minority interests and at December 31, 2007 were $1,423.8 million.

In addition, the Partnership, through the BEPI Acquisition (see Note 4 - Acquisitions), acquired the limited partner interest (99 percent) of BEPI. As such, the Partnership is fully consolidating the results of BEPI and thus is recognizing a minority interest liability representing the book value of the general partner’s interests. At December 31, 2007, the amount of this minority interest liability was $0.5 million. The general partner of BEPI holds a 35 percent reversionary interest under the existing limited partnership agreement applicable to the properties. This reversionary interest is expected to occur at a defined payout, which is estimated to occur in 2012 based on year-end price and cost projections.

19. Subsequent Events

On February 14, 2008, the Partnership paid a cash distribution of approximately $30.5 million to us and the common unitholders of record as of the close of business on February 11, 2008. The distribution that was paid to unitholders was $0.4525 per Common Unit. Our share of the distribution was $202,939. In February 2008, the Partnership also paid a distribution of approximately $0.5 million on Restricted Phantom Units and Convertible Phantom Units issued under its Long-Term Incentive Plans.

On May 15, 2008, the Partnership paid a cash distribution of approximately $33.7 million to us and the common unitholders of record as of the close of business on May 9, 2008. The distribution paid to unitholders was $0.50 per Common Unit. Our share of the distribution was $224,242. In May 2008, the Partnership also paid a distribution of $0.5 million on Restricted Phantom Units and Convertible Phantom Units issued under its Long-Term Incentive Plans.

On June 17, 2008, the Partnership purchased 14,404,962 common units representing limited partnership interests in the Partnership (“Common Units”) from subsidiaries of Provident for a purchase price of $335,033,175 (the “Common Unit Purchase”). These units have been cancelled and are no longer outstanding. The Partnership also purchased Provident’s 95.55% limited liability interest in BreitBurn Management for a purchase price of $9,966,825 (the “BreitBurn Management Purchase”). Also on June 17, 2008 the Partnership entered into a contribution agreement (the “Contribution Agreement”) with us, BreitBurn Management and BreitBurn Corporation, which is wholly owned by our Co-Chief Executive Officers, Halbert S. Washburn and Randall H. Breitenbach, pursuant to which BreitBurn Corporation contributed its 4.45% limited liability company interest in BreitBurn Management to the Partnership in exchange for 19,955 Common Units and BreitBurn Management contributed its 100% limited liability company interest in us to the Partnership. On the same date, the Partnership entered into Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership, pursuant to which the economic portion of our 0.66473% general partner interest in the Partnership was eliminated. As a result of these transactions (collectively, the “Purchase, Contribution and Partnership Transactions”), we and BreitBurn Management became wholly owned subsidiaries of the Partnership.

The Partnership incurred $0.6 million in transaction costs related to the Common Unit Purchase.

In connection with the Purchase, Contribution and Partnership Transactions, BreitBurn Management entered into an Amended and Restated Administrative services agreement with BreitBurn Energy, pursuant to which BreitBurn Management will continue to provide administrative services to BreitBurn Energy, in exchange for a monthly fee of $775 thousand until December 31, 2008, at which time a fee will be negotiated in good faith by both parties. All of the costs not charged to BreitBurn Energy are now consolidated with the Partnership’s results.

On June 17, 2008, in connection with the Purchase, Contribution and Partnership Transactions, the October 10, 2006 Omnibus Agreement between us, the Partnership, Provident, Pro GP and BreitBurn Energy was terminated in all respects.

On June 17, 2008, in connection with the Purchase, Contribution and Partnership Transactions, the Partnership and its wholly owned subsidiaries entered into the First Amendment to Amended and Restated Credit Agreement, Limited Waiver and Consent and First Amendment to Security Agreement (the “Amendment No. 1 to Credit Agreement”), with Wells Fargo Bank, National Association, as administrative agent. Amendment No. 1 to Credit Agreement increased the borrowing base available under the Amended and Restated Credit Agreement dated November 1, 2007 to $900 million. The Partnership used borrowings under Amendment No. 1 to Credit Agreement to finance the Common Unit Purchase and the BreitBurn Management Purchase.

20.  Oil and Natural Gas Activities (Unaudited)

Costs incurred

The Partnership’s oil and natural gas activities are conducted in the United States. The following table summarizes the costs incurred by the Partnership:

Year Ended
December 31,
Thousands of dollars	2007

Property acquisition costs (1)
Proved	$1,437,129
Unproved	213,344
Development costs	26,959
Asset retirement obligation	3,583
Support facilities (1)	48,810
Total	$1,729,825

(1) See Note 4 - Acquisitions for additional information

Capitalized costs

The following table presents the aggregate capitalized costs subject to depreciation, depletion and amortization relating to oil and gas activities, and the aggregate related accumulated allowance.

At December 31,
Thousands of dollars	2007
Proved properties and related producing assets
Leasehold equipment and drilling	$1,648,787
Support facilities	48,810
Unproved properties	213,344
Accumulated depreciation, depletion and amortization	(46,877)
$1,864,064

Supplemental reserve information

The following information summarizes the estimated proved reserves of oil (including condensate and natural gas liquids) and natural gas and the present values thereof for the Partnership for the year ended December 31, 2007. The following reserve information is based upon reports by Netherland, Sewell & Associates, Inc. and Schlumberger Data & Consulting Services, independent petroleum engineering firms. The estimates are prepared in accordance with SEC regulations.

Management believes the reserve estimates presented herein, in accordance with generally accepted engineering and evaluation principles consistently applied, are reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of the estimated proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Partnership’s control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the standardized measure of discounted net future cash flows shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to the Partnership’s properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent exploitation and development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Decreases in the prices of oil and natural gas and increases in operating expenses have had, and could have in the future, an adverse effect on the carrying value of the Partnership’s proved reserves and its revenues, profitability and cash flow.

The following table sets forth certain data pertaining to the Partnership’s estimated proved and proved developed reserves for the year ended December 31, 2007.

	Year ended
	December 31, 2007
	Oil	Gas
In Thousands	(MBbl)	(MMcf)
Proved Reserves
Beginning balance	30,042	4,190
Revision of previous estimates (a)	3,260	(534)
Extensions, discoveries and other additions (a)	118	-
Purchase of reserves in-place	27,005	505,547
Production	(2,330)	(4,134)
Ending balance	58,095	505,069

Proved Developed Reserves

Beginning balance	27,786	4,190
Ending balance	52,103	457,444

(a)
For 2007, in order to comply with recent SEC guidance and recommendations of the petroleum engineering firms, additions due to infill drilling are now classified in Revisions and were approximately 1,422 MBbl for oil and 19 MMcf for natural gas.

Standardized measure of discounted future net cash flows

The Standardized Measure of discounted future net cash flows relating to the Partnership’s estimated proved crude oil and natural gas reserves as of December 31, 2007 is presented below:

December 31,
Thousands of dollars	2007
Future cash inflows	$8,154,921
Future development costs	(370,594)
Future production expense	(3,360,451)
Future net cash flows	4,423,876
Discounted at 10% per year	(2,511,409)
Standardized measure of discounted future net cash flows	$1,912,467

The standardized measure of discounted future net cash flows (discounted at 10 percent) from production of proved reserves was developed as follows:

1.	An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

2.
In accordance with SEC guidelines, the reserve engineers’ estimates of future net revenues from the Partnership’s estimated proved properties and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. The Partnership has entered into various arrangements to fix or limit the prices for a portion of its oil and gas production. Arrangements in effect at December 31, 2007 are discussed in Note 12. Such arrangements are not reflected in the reserve reports.

3.
The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs. Future net cash flows assume no future income tax expense as the Partnership is essentially a non-taxable entity except for two tax paying corporations whose future income tax liabilities on a discounted basis are insignificant.

The principal sources of changes in the Standardized Measure of the future net cash flows for the year ended December 31, 2007 is presented below:

December 31,
Thousands of dollars	2007
Beginning balance	$312,499
Sales, net of production expense	(114,041)
Net change in sales and transfer prices, net of production expense	243,374
Previously estimated development costs incurred during year	15,451
Changes in estimated future development costs	(22,683)
Extensions, discoveries and improved recovery, net of costs	2,602
Purchase of reserves in place	1,386,133
Revision of quantity estimates and timing of estimated production	57,882
Accretion of discount	31,250
Ending balance	$1,912,467